As filed with the Securities and Exchange Commission on September 27, 1996

                                        Registration Statement No. 333- ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                       PATRIOT AMERICAN HOSPITALITY, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Virginia                                          75-2599709
  (State or Other Jurisdiction of                           (I.R.S. Employer
  Incorporation or Organization)                         Identification Number)

                               3030 LBJ Freeway
                                  Suite 1500
                              Dallas, Texas 75234
                                (972) 888-8000

               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               Paul A. Nussbaum
                     Chairman and Chief Executive Officer
                         3030 LBJ Freeway, Suite 1500
                              Dallas, Texas 75234
                                (972) 888-8000

      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                              ____________________

                                    copy to:
                             Gilbert G. Menna, P.C.
                            Kathryn I. Murtagh, Esq.
                          Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                                Boston, MA 02109
                                 (617) 570-1000
                              ____________________

    Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                          Proposed    Proposed
                                           Maximum     Maximum
                              Amount      Aggregate   Aggregate    Amount of
    Title of Shares            to be      Price Per    Offering   Registration
    to be Registered        Registered     Unit (1)      Price         Fee
- --------------------------------------------------------------------------------

    Common Stock             3,083,592     $32.1875   $99,253,118    $34,226

================================================================================

(1) This estimate is based on the average of the high ($32.625) and low ($31.75) sales prices on the New York Stock Exchange of the Common Stock of Patriot American Hospitality, Inc. on September 24, 1996, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
- ----------
                             Subject to Completion
                Preliminary Prospectus dated September 27, 1996

                                3,083,592 Shares

                       Patriot American Hospitality, Inc.

                                  Common Stock
                                _______________

    Patriot American Hospitality, Inc. (collectively with its subsidiaries, the "Company") is a self-administered real estate investment trust ("REIT") organized under the laws of Virginia, which owns hotels in several states diversified by franchise or brand affiliation (the "Hotels"). The Company's stock, no par value per share (the "Common Stock") is listed on the New York Stock Exchange (the "NYSE") under the symbol "PAH".

    This prospectus (the "Prospectus") relates to (i) the possible issuance from time to time by the Company of up to 2,839,937 shares of Common Stock (the "Redemption Shares"), if and to the extent that holders ("Unitholders") of up to 2,839,937 units of limited partnership interest ("Units") in Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Operating Partnership") receive such shares in exchange for Units; and (ii) the registration of 243,655 shares of Common Stock (the "Restricted Stock") being registered for the account of certain persons named herein (collectively, the "Registering Stockholders"). The Units were issued in connection with the formation of the Company in October 1995 and in subsequent private placements in connection with property acquisitions. The Restricted Stock was issued in connection with the formation of the Company and pursuant to the Company's 1995 Stock Option and Incentive Plan (the "1995 Plan") and the Company's Non-Employee Director's Incentive Plan (the "Directors Plan").

    Pursuant to the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement"), a Unitholder may tender its Units to the Operating Partnership for cash; provided, however, that the Company may acquire any Units so tendered for an equivalent number of shares of Common Stock. The Company anticipates that it generally will elect to issue Common Stock in exchange for Units tendered for redemption rather than paying cash. As a result, the Company may from time to time issue up to 2,839,937 Redemption Shares upon the acquisition of Units tendered to the Operating Partnership for redemption. Accordingly, the Company is registering the Redemption Shares to provide Unitholders with freely tradeable securities upon redemption.

    Each of the Registering Stockholders, directly or through agents, dealers or underwriters, may, from time to time, sell all or a portion of the Restricted Stock on terms to be determined at the time of sale. To the extent required, the specific terms of a particular offer will be set forth in an accompanying Prospectus Supplement. Each Registering Stockholder reserves the right to accept and, together with its agents, dealers or underwriters, to reject, in whole or in part, any proposed purchase of Restricted Stock.

    The Company will not receive any proceeds from the issuance of any Redemption Shares. The Company will acquire additional Units in the Operating Partnership in exchange for any Redemption Shares that the Company may issue to a Unitholder pursuant to this Prospectus. The Company will not receive any proceeds from the sale of shares of Restricted Stock offered hereby by the Registering Stockholders. The Company has agreed to bear certain expenses of registration of the Redemption Shares and the Restricted Stock under federal and state securities laws.

    To ensure that the Company maintains its qualification as a REIT, ownership by any single person is limited to 9.8%, or 15% for certain stockholders, of the value of any class of the outstanding capital stock of the Company.

  See "Risk Factors" on page 4 for certain factors relevant to an investment in the Common Stock.

                              ___________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ___________________

             The date of this Prospectus is                 , 1996.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redemption Shares and the Restricted Stock. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commissions's Web Site is (http://www.sec.gov).

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission pursuant to the Exchange Act;

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, filed with the Commission pursuant to the Exchange Act;

    3. The Company's Current Reports on Form 8-K, as amended, dated December 1, 1995 and April 2, 1996, filed with the Commission pursuant to the Exchange Act; and

    4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description.

    All other documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Rex E. Stewart, Secretary, Patriot American Hospitality, Inc., 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234. Telephone requests may be directed to (972) 888-8000.

                                  RISK FACTORS

    An investment in the Common Stock involves various risks. Unitholders and other prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Redemption Shares or the Restricted Stock.

Tax Consequences to Unitholders of Exchange of Units

    Tax Consequences of Exchange of Units. In the event that the Company exercises its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, the Company's acquisition of such Units will be treated for tax purposes as a sale of the Units by the Unitholders. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Redemption Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (i.e., Redemption Shares) received upon such disposition. See "Description of Units and Redemption of Units --Tax Consequences of Redemption." In addition, the ability of the Unitholder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of its Units at the time of redemption or exchange.

    In the event that the Company does not exercise its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, and such Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Description of Units and Redemption of Units."

    Potential Change in Investment Upon Redemption of Units. If a Unitholder exercises its right to require the redemption of all or a portion of its Units, the Unitholder may receive cash or, at the option of the Company, Redemption Shares in exchange for its Units. If the Unitholder receives cash from either the Operating Partnership or the Company, the Unitholder will not have any interest in the Company or the Operating Partnership (except to the extent that it retains Units) and will not benefit from any subsequent increases in the value of Common Stock and will not receive any future distributions from the Company or the Operating Partnership (unless the Unitholder retains or acquires in the future additional Common Stock or Units). If the Unitholder receives Common Stock, the Unitholder will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. See "Description of Units and Redemption of Units--Comparison of Ownership of Units and Common Stock."

Dependence on Lessees and Payments under the Participating Leases

    The Company owns hotels in several states diversified by franchise or brand affiliation (the "Hotels"). The Company leases each of the Hotels, except the Crowne Plaza Ravinia and the Marriott WindWatch Hotel, which are owned through special purpose entities to lessees that are independent from the Company (the "Lessees") pursuant to separate participating leases (the "Participating Leases".) The Lessees and the special purpose entities that own the Crowne Plaza Ravinia and the Marriott WindWatch Hotel in turn have entered into separate agreements (the "Management Agreements") with hotel management entities (the "Operators") to operate the Hotels. Neither the Company nor its management owns an interest in, or participates in the management of, the Lessees or the Operators.

    The Company's ability to make distributions to shareholders and to service outstanding debt depends almost exclusively upon the ability of the Lessees to make rent payments under the Participating Leases (which is dependent primarily on the Lessees' ability to generate sufficient revenues from the Hotels). Any failure or delay by the Lessees in making rent payments may adversely affect the Company's ability to make anticipated distributions to shareholders or make scheduled debt service payments. Such failure or delay may be caused by reductions in revenue from the Hotels or in the net operating income of the Lessees or otherwise. Although failure on the part of the Lessees to materially comply with the terms of a Participating Lease would give the Company the right to terminate such lease, take possession of the applicable property and seek enforcement of the payment obligations under the lease the Company would then be required to find another lessee to lease such property. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms.

Lack of Control Over Operations of the Hotels

    The Company also is dependent on the ability of the Lessees and the Operators to manage the Hotels. To maintain its status as a REIT, the Company is not able to operate the Hotels or any subsequently acquired properties. As a result, although the Company has the authority to review annual budgets for the Hotels, and to approve certain items, the Company is unable to directly implement strategic business decisions with respect to the marketing of its properties, such as decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions.


Risks of Leverage; No Limits on Indebtedness

    General

    Neither the Company's Amended and Restated Bylaws (the "Bylaws") nor its Amended and Restated Articles of Incorporation (the "Articles of Incorporation") limit the amount of indebtedness the Company may incur. The Company maintains a line of credit (the "Line of Credit") with PaineWebber Real Estate Securities, Inc. ("PaineWebber"). Currently, the maximum committed amount available under the Line of Credit is $228 million. Additionally, in connection with the Company's acquisition of the Wyndham Greenspoint Hotel, located in Houston, Texas, the Company incurred a single asset mortgage loan of $22.0 million (the "Greenspoint Loan"). The Company has utilized the Line of Credit to finance certain acquisitions of Hotels and may use the Line of Credit to fund the acquisition of additional hotels. The Line of Credit is currently secured by a first mortgage lien on certain of the Hotels and a second mortgage lien on the Wyndham Greenspoint Hotel. The Line of Credit will be secured by qualifying subsequently acquired hotels that are purchased with borrowings under the Line of Credit. Other Hotels may be added as security for the Line of Credit depending upon the outstanding balances thereunder. Subject to the limitations described above, the Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by properties owned by the Company.

    There can be no assurances that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Hotels, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

    Variable Rate Debt

    The Line of Credit and the Greenspoint Loan bear interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could reduce the amount of Cash Available for Distribution (defined as funds from operations, adjusted for certain non-cash items, less reserves for capital expenditures). Funds from operations means net income or loss computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures.

Risk of Investment in Subsidiaries

    The capital stock of PAH Ravinia , Inc. ("PAH Ravinia"), the special purpose corporation which owns the Crowne Plaza Ravinia, is divided into two classes: voting common stock, 96% of which is owned indirectly by officers and directors of PAH Ravinia and 4% of which is held indirectly by the Operating Partnership, and nonvoting common stock, 100% of which is held by the Operating Partnership. Management's voting common stock represents 0.96% of the economic interest in PAH Ravinia. Although the Company's stock ownership represents a 99.04% economic interest in PAH Ravinia, the Company is not able to elect directors and its ability to influence the day-to-day decisions of PAH Ravinia may therefore be limited. As a result, the voting stockholders of PAH Ravinia may implement business policy decisions that would not have been implemented by the Company and that are adverse to the interests of the Company or that lead to adverse financial results.

    PAH WindWatch LLC is a special purpose limited liability company (taxable as a corporation for federal income tax purposes) that owns the Marriot WindWatch Hotel, located in Hauppauge, New York. The 1% managing member interest of PAH WindWatch LLC is held by PAH WindWatch Partners, 96% of which is held indirectly by officers of the

Company and 4% of which is held indirectly by the Operating Partnership. The Operating Partnership holds a 99% nonmanaging member interest in PAH WindWatch LLC. Although the Operating Partnership holds a 99.04% economic interest in PAH WindWatch LLC, the Company does not manage the entity and its ability to influence the day-to-day decisions of PAH WindWatch LLC may therefore be limited. As a result, PAH WindWatch Partners, as the managing member of PAH WindWatch LLC may implement business policy decisions that would not have been implemented by the Company and that are adverse to the interests of the Company or that lead to adverse financial results.

Risks Involved in Joint Ownership of Properties

    The Company holds a 90% general partner interest in the limited partnerships that own each of the Holiday Inn Capital Plaza (Tallahassee, Florida), the Holiday Inn International Airport South (Miami, Florida), and the Holiday Inn O'Hare (Des Plaines, Illinois). Consequently, although the Company has retained sole decision-making authority regarding most matters affecting these Hotels, the exercise of that authority may be limited to the extent that the interests of the limited partner must be considered, and the limited partner has veto rights regarding certain transactions.

    Joint ownership of Hotels may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners might become bankrupt, that such partners might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partners may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Consequently, actions by such partners might result in subjecting jointly owned Hotels to additional risk. The Company will, however, seek to maintain sufficient control of the entities holding jointly-owned Hotels to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships, joint ventures or co-investments. The Company has entered into an arrangement with the Doubletree Hotels Corporation pursuant to which the Company will invest $200 million in hotels which will be held in separate limited partnerships, including the hotels listed immediately above, of which the Company will be a 90% general partner or in other entities, such as limited liability companies, in which it is contemplated that the Company would serve as a 90% manager-member.

Competition for Management Time

    The Company was formed to continue and expand the hotel acquisition, ownership, redevelopment and repositioning business of the Patriot American Group ("Patriot American"). Paul A. Nussbaum, the Chairman of the Board and Chief Executive Officer of the Company, continues to act as chief executive officer of Patriot American, and, therefore, will be subject to competing demands on his time. Mr. Nussbaum intends to devote a majority of his business time to the Company.

Conflicts of Interest

    Sale of Hotels

    Certain officers and directors of the Company or their affiliates may have had unrealized gain in their interests in certain of the Hotels transferred to the Company in connection with its formation. The sale of such Hotels by the Company may cause adverse tax consequences to such officers, directors or their affiliates. Therefore, the interests of the Company, such officers, directors and their affiliates could be different in connection with the disposition of such Hotels.

    Continuing Acquisitions and Hotel Development

    Affiliates of the Lessees may acquire, develop or manage hotels that compete with the Company's Hotels. Accordingly, the Lessees' decisions relating to the operation of the Hotels that are in competition with other hotels owned or managed by them may not reflect the interests of the Company.

Hotel Industry Risks

    Operating Risks

    The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources than the Company and the Lessees; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates; (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (iv) increases in energy costs and other expenses of travel, which may deter travelers; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the Lessees' ability to generate revenues and to make lease payments and therefore the Company's ability to service its debt and to make expected distributions to shareholders.

    The Company is also subject to the risk that in connection with the acquisition of hotels it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees or Operators, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees to generate revenues and make lease payments to the Company.

    Operating Costs and Capital Expenditures; Hotel Renovation

    Hotels in general, including the Hotels, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of furniture, fixtures and equipment ("F, F & E"). Under the terms of the Participating Leases, the Company is obligated to establish a reserve to pay the cost of certain capital expenditures at the Hotels and pay for periodic replacement or refurbishment of F, F & E and expects to be similarly obligated with respect to future acquisitions of hotels. However, if capital expenditures exceed the Company's expectations, the additional cost could have an adverse effect on the Company's ability to service its debt and on Cash Available for Distribution. In addition, the Company has and may continue to acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

    Competition for Investment Opportunities

    The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

    Seasonality

    The hotel industry is seasonal in nature. Revenues at certain of the Hotels are greater in the first and second quarters of a calendar year and at other of the Hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at the Hotels may cause quarterly fluctuations in the Company's lease revenue.

    Investment in Single Industry

    The Company's current strategy is to acquire interests only in hotels and related properties. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on Cash Available for Distribution to the Company's shareholders resulting from a downturn in the hotel industry will be more pronounced than if the Company had diversified its investments.

Real Estate Investment Risks

    General Risks

    The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders is dependent upon the ability of the Lessees to operate the Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Participating Leases. Income from the Hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

    Value and Illiquidity of Real Estate

    Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of the Company's investment.

    Property Taxes

    Each Hotel is subject to real property taxes. The real property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make expected distributions to its shareholders could be adversely affected.

    Consents of Ground Lessor Required for Sale of Certain Hotels

    Certain of the Hotels are subject to ground leases with third party lessors. In addition, the Company may acquire hotels in the future that are subject to ground leases. Any proposed sale of a hotel that is subject to a ground lease by the Operating Partnership or any proposed assignment of the Operating Partnership's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Company and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in any such hotel in the future absent the consent of such third parties, even if such transaction may be in the best interests of the shareholders of the Company.

    Environmental Matters

    The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of the Hotels, the Company, the Operating Partnership or the Lessees may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Hotels by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware. The Company has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its hotels, except as incorporated herein by reference or as noted below.

    Marriott WindWatch Hotel. The Marriott WindWatch Hotel is in close proximity to a former municipal landfill, which has been designated as a National Priorities List ("NPL") site by the United States Environmental Protection Agency ("EPA"). The Hotel property is downgradient of the NPL site. An environmental consultant retained by the Company has informed the Company that the current data relating to the NPL site do not suggest any groundwater contamination from the former landfill has migrated into the Hotel property. The environmental consultant has also informed the Company that it is unlikely that any groundwater contamination from the former landfill will in the future migrate onto the Hotel property resulting in contaminant levels above applicable action levels. Remediation activities by the municipality, under the supervision of the EPA and the New York State Department of Environmental Conservation ("DEC"), are ongoing but have not yet been completed. The DEC has indicated that it does not intend to pursue as potentially responsible parties nearby landowners whose property becomes contaminated as a result of off-site migration from the former landfill.


    Uninsured and Underinsured Losses

    Each Participating Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors and management will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

    Acquisition and Development Risks

    The Company intends to pursue acquisitions of additional hotels and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market and acquire properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. New project development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Company must distribute 95% of its net taxable income in order to maintain its qualification as a REIT may limit the Company's ability to rely upon lease income from the Hotels or subsequently acquired properties to finance acquisitions or new developments.
As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Cash Available for Distribution might be adversely affected.

Tax Risks

    Failure to Qualify as a REIT

    The Company operates in a manner designed to permit it to qualify as a REIT for federal income tax purposes. The continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Code), the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the Company's Cash Available for Distribution would be reduced for each of the years involved. Although the Company currently intends to continue to operate in a manner designed to permit it to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election.

    Adverse Effects of REIT Minimum Distribution Requirements

    In order to qualify as a REIT, the Company is generally required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed income from prior years.

    The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its share of the income of the Operating Partnership, and the Company's Cash Available for Distribution consists primarily of its share of cash distributions from the Operating Partnership. Differences in timing between taxable income and Cash Available for Distribution and the seasonality of the hotel industry could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company provides its shareholders with an annual statement as to its designation of the taxability of distributions.

    Distributions by the Company are determined by the Company's Board of Directors and depend on a number of factors, including the amount of the Company's Cash Available for Distribution, the Company's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

    Failure of the Operating Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Impact on REIT Status

    The Operating Partnership (and each of its subsidiary partnerships) has been structured to be classified as a partnership for federal income tax purposes.
If the Operating Partnership (or a subsidiary partnership) were to fail to be classified as a partnership for federal income tax purposes, the Operating Partnership (or the subsidiary partnership) would be taxable as a corporation. In such event, the Company likely would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of Cash Available for Distribution.

Risks of Operating Hotels Under Franchise or Brand Affiliations

    Certain of the Hotels are operated under franchise or brand affiliations. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised Hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the Management Agreement related to that Hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Company, the Operating Partnership, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a franchise license.
It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise or brand affiliation is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the Hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

Limitation on Acquisition and Change in Control

    Ownership Limitation

    In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code") to include certain entities). Furthermore, if any shareholder or group of shareholders of any Lessee owns, actually or constructively, 10% or more in value of the capital stock of the Company, such Lessee could become a related party tenant of the Company, which would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Articles of Incorporation prohibit direct or indirect ownership (taking into account applicable ownership provisions of the Code) in excess of more than 9.8% of any class of the Company's outstanding capital stock (the "Ownership Limitation"), subject to a provision which permits mutual funds and certain other entities to own as much as 15% of a class of the Company's capital stock in appropriate circumstances (the "Look Through Ownership Limitation"). Generally, the capital stock owned by affiliated owners is aggregated for purposes of the Ownership Limitation. The Ownership Limitation could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

    Preferred Stock

    The Articles of Incorporation authorize the Board of Directors to issue up to 20,000,000 preferred shares and to establish the preferences and rights of any shares issued. The issuance of preferred shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. No preferred shares are currently issued or outstanding.

    Virginia Anti-Takeover Statutes

    As a Virginia corporation, the Company is subject to various provisions of the Virginia Stock Corporation Act ("the VSCA") that impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested holders and share purchases from certain holders. Such provisions may deter takeover attempts or tender offers, including offers or attempts that may result in the payment of a premium over the market price for the Common Stock or that a shareholder might otherwise consider in its best interest.

Ability of Board to Change Policies

    The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company.

Adverse Effect of Increase in Market Interest Rates on Price of Common Stock

    One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the Common Stock as compared to yields on certain financial instruments. Thus, an increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market price of the Common Stock.


                                  THE COMPANY

General

    The Company is a self-administered REIT organized under the laws of Virginia, which owns Hotels in several states diversified by franchise or brand affiliation. The Common Stock is listed on the New York Stock Exchange under the symbol "PAH".

    The Company leases each of the Hotels, except the Crowne Plaza Ravinia and the Marriott WindWatch Hotel, which are owned through special purpose entities, to a Lessee. Lessees include CHC Lease Partners, an entity owned by CHC International, Inc. and a principal of the Gencom Group ("Gencom"); Metro Hotels Leasing Corporation, an affiliate of Metro Joint Venture, d/b/a Metro Hotels, a Dallas-based hotel company; NorthCoast Hotels L.L.C., an entity owned by a consortium of investors including principals of West Coast Hotels, Inc. and Sunmakers Travel Group; DTR North Canton, Inc., a subsidiary of Doubletree Hotels Corporation; and Crow Hotel Lessee, Inc., an entity formed by members of the Trammel Crow family. The Crowne Plaza Ravinia and the Marriott WindWatch Hotel acquisitions were structured without a Lessee for reasons specific to the acquisitions. The Company anticipates that future acquisitions will continue to be structured with Lessees. The Lessees and the special purpose entities that own the Crowne Plaza Ravinia and the Marriott WindWatch Hotel in turn have entered into Management Agreements with the Operators to operate the Hotels. Neither the Company nor its management owns an interest in, or participates in the management of, the Lessees or the Operators.

    The Company was formed in April 1995 to continue and expand the hotel acquisition, ownership, redevelopment and repositioning business of Patriot American. In October 1995, the Company completed its initial public offering.

    The Company's executive offices are located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234.

The Hotels

    Set forth below are summary descriptions of the Hotels.


                                                           Number
                                                          of Guest      Year Built/
                             Location                      Rooms        Renovated(1)
                             --------                     --------      ------------
Full Service Hotels:
Bonaventure................  Ft. Lauderdale, FL             492            1981
Bourbon Orleans Hotel......  New Orleans, LA                211           1800s/1995
Crockett Hotel.............  San Antonio, TX                206            1909/1983
Crowne Plaza Ravinia.......  Atlanta, GA                    495            1986/1993
Del Mar Hilton.............  Del Mar (San Diego), CA        245            1989
Doubletree Denver/Boulder..  Westminster (Denver), CO       180            1985/1992
Embassy Suites Hunt Valley.  Hunt Valley, MD                223            1985/1995
Fairmount Hotel............  San Antonio, TX                 37            1906/1994
Four Points by Sheraton
  Fashion Square...........  Saginaw, MI                    156            1984
Hilton Inn Cleveland South.  Independence, OH               191            1980/1994
Holiday Inn Aristocrat.....  Dallas, TX                     172            1925/1994
Holiday Inn Capital Plaza..  Tallahassee, FL                244            1977
Holiday Inn Lenox..........  Atlanta, GA                    297            1987/1995


                                                            Number
                                                           of Guest        Year Built/
                                  Location                  Rooms          Renovated(1)
                                  --------                 --------        ------------
Holiday Inn Miami
 International
 Airport South.................   Miami, FL                  264           1975
Holiday Inn O'Hare.............   Chicago, IL                242           1969
Holiday Inn Northwest..........   Houston, TX                193           1982/1994
Holiday Inn Northwest Plaza....   Austin, TX                 193           1984/1994
Holiday Inn Select North
 Dallas........................   Farmers Branch
                                  (Dallas), TX               374           1979/1994
Holiday Inn....................   San Angelo, TX             148           1984/1994
Holiday Inn....................   Sebring, FL                148           1983/1995
Hyatt Newporter Hotel..........   Newport Beach, CA          410           1962
Hyatt Regency..................   Lexington, KY              365           1977/1992
Marriott Hotel.................   Troy, MI                   350           1990
Marriott WindWatch Hotel.......   Hauppauge, NY              362           1989
Radisson Hotel & Suites........   Dallas, TX                 198           1986/1994
Radisson Suites Town & Country.   Houston, TX                173           1986/1992
Radisson New Orleans Hotel.....   New Orleans, LA            759           1924/1995
Tremont House Hotel(2).........   Boston, MA                 288           1925/1988
Valley River Inn...............   Eugene, OR                 257           1976
WestCoast Long Beach Hotel
 and Marina....................   Long Beach, CA             192           1976/1987
WestCoast Wenatchee Center
 Hotel.........................   Wenatchee, WA              147           1986/1994
WestCoast Gateway Hotel........   Seattle, WA                145           1990
WestCoast Roosevelt Hotel......   Seattle, WA                151           1929/1987
Wyndham Garden Hotel-Midtown...   Atlanta, GA                191           1987/1994
Wyndham Greenspoint Hotel......   Houston, TX                472           1985/1995
                                                          ------
Subtotal.......................                            9,171

Limited Service Hotels:
Hampton Inn Jacksonville
 Airport.......................   Jacksonville, FL           113           1985
Hampton Inn....................   Rochester, NY              113           1986
Hampton Inn Cleveland Airport..   North Olmstead, OH         113           1986
Hampton Inn....................   Canton, OH                 108           1985
WestCoast Plaza Park Suites(3).   Seattle, WA                194           1990
                                                          ------
Subtotal.......................                              641

Conference Center:
Peachtree Executive
 Conference Center.............   Peachtree City
                                   (Atlanta), GA             250           1984
                                                          ------
Total......................                               10,062
                                                          ======

_________________

(1) The Company defines a renovation as a significant upgrade of guest rooms or common areas with capital expenditures averaging at least $1,000 per guest room for limited service hotels and at least $1,500 per guest room for full
     service hotels and conference centers.   In some cases, renovations
     occurred over more than one calendar year. Year renovated reflects the calendar year in which the most recent of such renovations were completed. Information on renovations for certain of the Hotels was provided by prior owners.

(2) The Company intends to increase the room count at this Hotel to approximately 321 rooms in connection with a renovation. At present only 283 of the 288 rooms are utilized as guest rooms.

(3) This Hotel currently contains unused restaurant space. The Company intends to complete the build out of a restaurant in this space, thereby converting the Hotel from a limited service to a full service property.

                          DESCRIPTION OF CAPITAL STOCK

    Under its Articles of Incorporation, the Company has the authority to issue 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, no par value (the "Preferred Stock"). No shares of Preferred Stock are currently outstanding.

Common Stock

    The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Shares, the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Shares, the holders of shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

Preferred Stock

    The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Shares, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Articles of Incorporation and Bylaw Provisions

    Restrictions on Transfer

    For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. If the Company owns, actually or constructively, 10% or more of the ownership interests in any Lessee, within the meaning of section 856(d)(2)(B) of the Code, the rents received by the Company from the Lessees will not qualify as rents from real property, which could result in loss of REIT status for the Company.

    Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provide pursuant to the Ownership Limitation that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of either (i) the outstanding shares of any class of Common Stock or (ii) the outstanding shares of Preferred Stock of any class or series of Preferred Stock (subject to the Look-Through Ownership Limitation applicable to certain shareholders, as further described below). Any transfer of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common Stock or Preferred Stock in excess of the Ownership Limitation, (ii) result in Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such shares of Common Stock or Preferred Stock.

    Certain types of entities, such as pension trusts qualifying under section 401(a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. The Articles of Incorporation allow such an entity under the Look-Through Ownership Limitation to own up to 15% of the shares of any class or series of the Company's capital stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the preceding paragraph.

    Subject to certain exceptions described below, any purported transfer of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in the shares of Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such shares of Common Stock or Preferred Stock. The record holder of the Common Stock or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

    Shares-in-Trust will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

    The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. Any vote taken by a Prohibited Owner prior to the Company's discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

    The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

    "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock or Preferred Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock or Preferred Stock are listed or admitted to trading or, if the shares of Common Stock or Preferred Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock or Preferred Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock or Preferred Stock selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock or Preferred Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock or Preferred Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    Any person who acquires or attempts to acquire Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and
(ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

    All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner,
(ii) the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

    The Ownership Limitation generally does not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon such conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT.

    All certificates representing shares of Common Stock bear a legend referring to the restrictions described above. All additional certificates representing shares of Common Stock or Preferred Stock will bear substantially the same legend.

    The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Transfer Agent

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

General

    Unitholders may, subject to certain limitations, require the Operating Partnership to redeem all or a portion of their Units (the "Redemption Right"). This Redemption Right shall be exercised pursuant to a notice of redemption delivered to the Operating Partnership, with a copy delivered to PAH GP, Inc., its general partner. Upon redemption, for each Unit redeemed, a Unitholder will receive cash in an amount equal to the market value (as defined below) of a share of Common Stock (subject to certain adjustments in the event of stock dividends and stock splits); provided, however, that the Company may, in its sole discretion, by notice to the Unitholder within five business days after receipt of the notice of redemption, elect to acquire any Unit presented to the Operating Partnership for redemption for cash or for one share of Common Stock (subject to the same adjustments). The market value of the Common Stock for purposes of redeeming Units will be equal to the average of the closing trading price of the Common Stock for the ten trading days prior to the day on which the redemption notice was received by the Operating Partnership.

    The Company anticipates that it generally will elect to acquire any Units presented to the Operating Partnership for redemption by the issuance of the Redemption Shares. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "--Tax Consequences of Redemption." Upon a redemption for cash, a Unitholder's right to receive distributions with respect to the Units redeemed will cease. Upon the receipt of Redemption Shares, a Unitholder will have rights as a stockholder of the Company, including the right to receive dividends from the time of its acquisition of the Redemption Shares.

    A Unitholder must notify the Company of its desire to require the Operating Partnership to redeem Units. A Unitholder may not exercise the Redemption Right for less than 1,000 Units or, if such Unitholder holds less than 1,000 Units, all of the Units held by such Unitholder. A Unitholder is not entitled to exercise the Redemption Right if the delivery of Redemption Shares would be prohibited under the provisions of the Operating Partnership Agreement to protect the Company's qualification as a REIT.

Tax Consequences of Redemption

    The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder should it exercise its right to redeem its Units.

    Tax Treatment of Exchange or Redemption of Units. If the Company elects to purchase Units tendered for redemption, the Operating Partnership Agreement provides that each of the Unitholder, the Operating Partnership and the Company shall treat the transaction between the Unitholder and the Company as a sale of Units by the Unitholder at the time of such redemption. Such sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the Common Stock received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If the Company does not elect to purchase a Unitholder's Units tendered for redemption and the Operating Partnership redeems such Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the Unitholder would also be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Limited Partner Generally."

    If the Company does not elect to purchase Units tendered for redemption and the Operating Partnership redeems a Unitholder's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that, if the Operating Partnership redeems less than all of a Unitholder's Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of its Units immediately before the redemption.

    If the Company contributes cash to the Operating Partnership to effect a redemption, and in the unlikely event that the redemption transaction is treated as the redemption of a Unitholder's Units by the Operating Partnership rather than a sale of Units to the Company, the income tax consequences to the Unitholder would be as described in the preceding paragraph.

    Tax Treatment of Disposition of Units by a Limited Partner Generally. If a Unit is disposed of in a manner that is treated as a sale of the Unit, or a limited partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such Unit. See "--Basis of Units." Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (i.e., Redemption Shares) received plus the amount of any Operating Partnership liabilities allocable to the Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the limited partner's adjusted tax basis in the Units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (i.e., Redemption Shares) received upon such disposition.

    Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

    Basis of Units. In general a Unitholder who acquired his Units by contribution of property and/or money to the Operating Partnership had an initial tax basis in his Units ("Initial Basis") equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) his adjusted tax basis in any other property contributed in exchange for such Units, and less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of the Units. The Initial Basis of Units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. A Unitholder's Initial Basis in his Units is generally increased by (i) such Unitholder's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the acquisition of his Units). Generally, such Unitholder's basis in his Units is decreased (but not below zero) by (i) such Unitholder's share of Operating Partnership distributions, (ii) decreases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any decrease in his share of liabilities of the Operating Partnership occurring in connection with the acquisition of his Units), (iii) such Unitholder's share of losses and deductible expenses of the Operating Partnership and (iv) such Unitholder's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

    Potential Application of the Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption by the Operating Partnership of Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

    Accordingly, if a Unit is redeemed by the Operating Partnership from a Unitholder who holds Units that were issued in exchange for a contribution of property to the Operating Partnership, the Internal Revenue Service (the "IRS") could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its Units could be subject to the Disguised Sale Regulations.

Comparison of Ownership of Units and Common Stock

    The nature of an investment in Common Stock of the Company is generally economically equivalent to an investment in Units in the Operating Partnership. There are, however, some differences between ownership of Units and ownership of Common Stock, some of which may be material to investors. The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Units are acquired for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and investors should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

    Form of Organization and Assets Owned. The Operating Partnership is organized as a Virginia limited partnership. A substantial amount of the Company's operations are conducted through the Operating Partnership.

    The Company was organized under the laws of the Commonwealth of Virginia in April 1995. Because of certain state tax considerations, the Company holds its interest in the Operating Partnership through PAH GP and PAH LP. PAH GP is the sole general partner of and owns a 1% partnership interest in the Operating Partnership. PAH LP is one of the Operating Partnership's Limited Partners and currently owns an approximately 84.4% limited partnership interest in the Operating Partnership. Through its ownership of PAH GP and PAH LP, the Company has an indirect investment in the Hotels and other assets owned by the Operating Partnership.

    Length of Investment. The Operating Partnership has a stated termination date of December 31, 2050, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

    Purpose and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Virginia law, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    Under its Articles of Incorporation, the Company may engage in any lawful activity permitted under the VSCA.

    Additional Equity. The Operating Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as PAH GP, as general partner (the "General Partner"), in its sole discretion, may deem appropriate.

    The Board of Directors of the Company may authorize the issuance of shares of capital stock of any class, whether now or hereafter authorized, or securities or rights, convertible into shares of capital stock, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations as may be set forth in the Company's Bylaws. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Units or other interests in the Operating Partnership.

    Borrowing Policies. The Operating Partnership has no restrictions on borrowings, and the General Partner, has full power and authority to borrow money on behalf of the Operating Partnership.

    The Company is not restricted under its governing instruments from incurring borrowings.

    Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

    Neither the Company's Articles of Incorporation nor its Bylaws impose any restrictions upon the types of investments that may be made by the Company.

    Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the General Partner, and no Limited Partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership.

    The Board of Directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Articles of Incorporation and the Bylaws. Each member of the Company's Board of Directors is elected annually. The policies adopted by the Board of Directors may be altered or eliminated without advice of the stockholders of the Company. Accordingly, except for their vote in the elections of directors, stockholders of the Company have no control over the ordinary business policies of the Company.

    Management Liability and Indemnification. The Operating Partnership Agreement generally provides that the General Partner will incur no liability to the Operating Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents provided the General Partner appointed such agents in good faith. The Operating Partnership Agreement also provides for indemnification of the General Partner, PAH LP, the Company, the Directors and officers of the General Partner, PAH LP or the Company, and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities, joint or several expenses, (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership in which such person may be involved .

    The Articles of Incorporation and the VSCA contain provisions which require the Company to indemnify an officer or director against liability incurred in any proceeding to which he is a party because he is an officer or director if
(i) he conducted himself in good faith, (ii) he believed (A) in the case of conduct in his official capacity with the Company, that his conduct was in its best interest, or (B) in all other cases, that his conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

    The Articles of Incorporation of the Company also contain a provision which eliminates the liability of a director or officer to the Company or it shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that the director or officer engaged in willful misconduct or a known violation of criminal law or of any federal or state securities law.

    Unless a determination has been made that indemnification is not permissible, the Articles of Incorporation also permit the Company to make advances to and reimburse an officer or director for expenses prior to final disposition of the proceeding, upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he is not entitled to indemnification. The Board of Directors of the Company also has the authority to extend to any person who is an employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another entity, the same indemnification rights possessed by directors and officers, subject to all of the accompanying conditions and obligations.

    The VSCA permits a court, upon application of a director or officer, to review the Company's determination as to a director's or officer's request for advances, reimbursement or indemnification. The court may order the Company to make advances and/or reimbursements for expenses or to provide indemnification.

    The Company has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company whether or not the Company is required or has the power to indemnify them against the same liability.

    Anti-takeover Provisions. Except in limited circumstances, the General Partner has exclusive management power over the business and affairs of the Operating Partnership. Except in the case of bankruptcy or dissolution, the General Partner may not be removed by the Limited Partners with or without cause.

    The Articles of Incorporation of the Company and Virginia law contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. See "Risk Factors--Limitations on Acquisition and Change in Control"

    Voting Rights. Under the Operating Partnership Agreement, the Limited Partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Operating Partnership Agreement.

    Stockholders of the Company have the right to vote, among other things, on a merger or sale of substantially all of the assets of the Company, certain amendments to the Articles of Incorporation and dissolution of the Company. The Company is managed and controlled by a Board of Directors elected annually by the stockholders of the Company. Each share of Common Stock has one vote, and the Articles of Incorporation permit the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.

    Amendment of the Operating Partnership Agreement or the Company's Articles of Incorporation. Amendments to the Operating Partnership Agreement may be proposed by the General Partner. Certain amendments that would, among other things, adversely affect the rights of any Limited Partner in profits, losses or distributions, affect the Redemption Right in a manner adverse to the Limited Partners, or impose on the Limited Partners any obligation to make capital contributions, require the consent of Limited Partners (other than PAH LP) holding more than 50% of the interests of Limited Partners (other than PAH LP).

    Amendments to the Company's Articles of Incorporation must be approved by the vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter. Pursuant to the Company's Articles of Incorporation, amendments affecting the Board of Directors, including their election and removal, must be approved by the affirmative vote of all of the independent Directors or the holders of not less than seventy-five percent of all votes entitled to be cast on the matter.

    Compensation, Fees and Distributions. The General Partner does not receive any compensation for its services to the Operating Partnership. As a partner in the Operating Partnership, however, the General Partner has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the General Partner for all expenses incurred relating to the ownership and operation of, or for the benefit of, the Operating Partnership.

    The Directors and officers of the General Partner receive compensation for their services.

    Liability of Investors. Under the Operating Partnership Agreement and applicable Virginia law, the liability of the Limited Partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

    Under Virginia law, stockholders generally are not personally liable for the debts or obligations of the Company. See "Description of Capital Stock."

    Nature of Investment. The Units constitute equity interests entitling holders thereof to their pro rata share of cash distributions made to the Limited Partners of the Operating Partnership. The General Partner is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to its interest in the Operating Partnership.

    Shares of Common Stock constitute equity interests in the Company. Each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are paid only if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

    Liquidity. Subject to certain exceptions, the Unitholders may transfer all or any portion of their Units with or without the consent of the Company. However, the General Partner, in its sole and absolute discretion, may or may not consent to the admission as a substituted limited partner of any transferee of such Units. If the Company does not consent to the admission of a transferee as a substituted limited partner, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of Units for any other purpose; accordingly, the assignee will not be permitted to vote on any affairs or issues on which a Limited Partner may vote.

    The Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's real estate investments and the Company's dividend yield compared to that of other debt and equity securities.

    Federal Income Taxation. The Operating Partnership is taxed as a partnership for federal income tax purposes. Accordingly, each Unithoder includes on his individual income tax return as income, gain, deduction or loss his distributive share of the Operating Partnership's items of income, gain, deduction or loss, determined as if the Unitholder realized such items directly from the source from which realized by the Operating Partnership or incurred such items in the same manner incurred by the Operating Partnership. Distributions by the Operating Partnership to a Unitholder are generally not taxable to the Unitholder unless they exceed the Unitholder's basis in his Units. Special limitations, such as the passive activity loss rules, may limit a Unitholder's ability to use his share of the Operating Partnership's losses and deductions to offset income from other sources. Income and gain from the Operating Partnership, however, are characterized as passive activity income and may be offset by losses and deductions from other passive activities in which a Unitholder holds an interest.

    The Company is a corporation taxed as a REIT. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations.

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

    The rules governing U.S. federal income taxation of tax-exempt entities, nonresident alien individuals, foreign corporations, foreign partnerships or other foreign entities with regard to their investments in U.S. partnerships and in REITs are complex, and no attempt is made here to summarize such rules. TAX-EXEMPT AND FOREIGN UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

    State and Local Taxation. In general, the differences between the state and local tax treatments of Unitholders in the Operating Partnership and stockholders in the Company will be similar to the differences between the federal income tax treatments of Unitholders and stockholders. Variations in state and local tax laws, are, however, impossible to summarize here. EACH UNITHOLDER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC DIFFERENCES IN STATE AND LOCAL TAX TREATMENTS OF UNITHOLDERS AND STOCKHOLDERS.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The Company has made an election to be taxed as a REIT under sections 856 through 860 of the Code. The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

    The sections of the Code and the Treasury Regulations relating to qualification and operation as a REIT (the "REIT Requirements") are highly technical and complex. The following discussion is a brief and general summary of some of the more significant consequences to the Company of compliance with the REIT Requirements. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively. The statements in this discussion and the opinion of Goodwin, Procter and Hoar LLP are based on current provisions of the Code, Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

    EACH UNITHOLDER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, INCLUDING TAX CONSEQUENCES RESULTING FROM A UNITHOLDER'S OWN TAX CHARACTERISTICS, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    In the opinion of Goodwin, Procter & Hoar LLP, commencing with the taxable year ended December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, the Participating Leases, and the future conduct of the Company's business. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, requirements regarding its level of distributions, stock ownership, and various other qualification tests. Goodwin, Procter & Hoar LLP will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

Effects of REIT Classification on the Company

    As a REIT, the Company generally is not subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" of income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

Effects of Compliance with REIT Requirements

    In addition to meeting a number of technical requirements, including requirements regarding diversification of ownership and record keeping, to qualify as a REIT the Company must meet certain tests regarding the nature of its assets and its gross income. The Company is largely restricted under these tests to holding "real estate assets" (as defined in the Code) and relatively small amounts of investment securities. Accordingly, the Company's ability to diversify its holdings outside of investments in real estate is limited. The requirements of the statutory tests also impose restrictions on the terms of the Company's investments. Because the Company's proportionate shares of the assets and items of income of the Operating Partnership and the Subsidiary Partnerships are treated as assets and gross income of the Company, the same restrictions apply to the operations and investments of the Operating Partnership and the Subsidiary Partnerships. The following is a summary of some of the more significant of these restrictions, but should not be taken as a comprehensive list of such restrictions. Further, changes in law, or in the interpretation of the law, may change the nature and effect of the restrictions discussed or add additional restrictions to the manner in which the Company conducts its business.

    To earn income that satisfies the REIT Requirements, the Company is generally prohibited from operating the Hotels, whether on its own behalf or through the Operating Partnership or the Subsidiary Partnerships (except for short periods following a foreclosure under a Participating Lease). Accordingly, all of the Hotels, other than the Crowne Plaza Ravinia and the Marriott WindWatch Hotel (which are held by taxable, special purpose entities in which the Company does not hold voting control), have been leased to the Lessees. Among other requirements, a lease may not have the effect of giving the Company a share of the net income of the Lessee, and the amount of personal property leased with a Hotel must not exceed a defined, low level. The Company may not provide services, other than customary services, to the Lessees or their subtenants. The Participating Leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to the Participating Leases constitute "true" leases. Therefore, there can be no complete assusrance that the Service will not assert successfully a contrary position.

    Payments under a Participating Lease will not constitute qualifying income for purposes of the REIT Requirements if the Company owns, directly or indirectly, 10% or more of the ownership interests in the relevant Lessee. Constructive ownership rules apply, such that, for instance, the Company is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Company. The Limited Partners of the Operating Partnership, some of whom hold ownership interests in Lessees, may acquire Common Stock (at the Company's option) by exercising their redemption rights. The Partnership Agreement prohibits redemptions to the extent that the delivery of Common Stock upon the exercise of a redemption right would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a Lessee. The Articles of Incorporation likewise prohibit a stockholder of the Company from owning Common Stock that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a Lessee. Thus, the Company should never own, actually or constructively, 10% or more of a Lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers, or other events of which the Company has no knowledge, will not cause the Company to own constructively 10% or more of one or more Lessees at some future date.

    The Company may not hold, directly or indirectly, more than 10% of the voting stock of any entity taxed as corporation for federal income tax purposes, except for wholly owned direct subsidiaries in which the Company has always held 100% of the voting stock (such as PAH GP and PAH LP). The Company believes that each of the Operating Partnership and the Subsidiary Partnerships is properly classified for federal income tax purposes as a partnership and not as an association taxable as a corporation and thus not subject to this restriction. The Company further believes that neither the Operating Partnership nor the Subsidiary Partnerships are publicly traded partnerships taxable as a corporation under the provisions of Section 7704 of the Code. The Operating Partnership will be operated, however, so that more than 90% of its income will be "qualifying income" under Section 7704(d) of the Code, which will permit the Operating Partnership, even if otherwise classified as a publicly traded partnership, to avoid taxation as a corporation. Although the qualifying income required by Section 7704(d) generally includes the same items of gross income that permit the Company to satisfy the REIT Requirements, compliance with
Section 7704(d) may further restrict the Company's investments in certain debt instruments and its actual or constructive ownership of interests in the Lessees.

    In addition to the considerations discussed above, the REIT Requirements impose a number of other restrictions on the operations of the Company. Net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax. If the gross receipts from prohibited transactions, when added to gain from the sale of (i) stock or securities held for less than one year and (ii) real property held for less than four years (with certain exceptions) exceed 30% of the Company's gross income in any taxable year, the Company will fail to qualify as a REIT. Minimum distribution requirements apply to the Company, as discussed elsewhere in this Prospectus. See "Risk Factors-- Tax Risks--Adverse Effects of REIT Minimum Distribution Requirements."

    Certain provisions of the Code provide that the Company may continue to qualify as a REIT despite a failure by the Company to meet certain of the REIT Requirements. The relief provisions are generally only available if the Company's failure to meet such requirements is due to reasonable cause and not due to willful neglect, and it is not possible to state whether in all circumstances the Company would be entitled to the benefit of the relief provisions. Even if the relief provisions apply, in some circumstances a 100% tax would be imposed with respect to a portion of the Company's net income.

Failure to Qualify

    If the Company failed to qualify for taxation as a REIT in any taxable year, and the relief provisions did not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the stockholders would not be deductible by the Company nor would they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income and, subject to certain limitations, corporate distributees might be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

PAH Ravinia and PAH WindWatch

    The Operating Partnership owns 100% of the non-voting stock of PAH Ravinia and 100% of the non-voting member interests in PAH WindWatch, and owns, indirectly, 4% of the voting equity interests in each entity, representing 99.04% of the economic interests in the companies. In addition, the Operating Partnership owns mortgage notes on the hotels held by the companies. By virtue of its ownership of Units in the Operating Partnership, the Company is considered to own its pro rata share of such equity interests and mortgage notes.

    As discussed above, to qualify as a REIT, the Company may not own more than 10% of the voting securities of any issuer. Further, the Company may not own equity and unsecured debt securities of any single issuer if the value of such securities exceeds 5% of the total value of the Company's assets. The Company believes that it satisfies these requirements with respect to PAH Ravinia and PAH WindWatch. In particular, the Company believes that the mortgage notes on the Hotels are properly treated as debt for tax purposes and are secured by sufficient real property to qualify as "real estate assets" exempt from the 5% limitation. If the Service were to successfully challenge these determinations, however, the Company would fail to qualify as a REIT.

    Both PAH Ravinia and PAH WindWatch will pay federal, state and local income taxes on their taxable income at normal corporate rates. These taxes will reduce amounts available for distribution by the Companies and will in turn reduce amounts available for distribution to the Company's stockholders.

State and Local Taxes

    The Company, the Operating Partnership and the Subsidiary Partnerships may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company, the Operating Partnership and the Subsidiary Partnerships may not conform to the federal income tax consequences discussed above. Consequently, Unitholders should consult their own tax advisors regarding the effect of state and local tax laws on the ownership of Common Stock.

                           REGISTERING STOCKHOLDERS

    The following table sets forth certain information with respect to the Registering Stockholders, including the number of shares of Common Stock beneficially owned by each Registering Stockholder, the number of shares of Common Stock registered hereby and the percentage of shares of Common Stock held by each. There can be no assurance that all or any of the shares of Restricted Stock offered hereby will be sold. If any are sold, each Registering Stockholder will receive all of the net proceeds from the sale of his or her respective shares of Restricted Stock offered hereby.


                                  Number of Shares
                                    of Common Stock    Number of Shares
                                 Beneficially Owned   of Restricted Stock
     Registering Stockholder  Before the Offering(1)    Offered Hereby
     -----------------------  ----------------------    --------------


     Thomas W. Lattin(2)                      71,250            71,250
     Rex E. Stewart(3)                        48,750            48,750
     Leslie Ng(4)                             29,375            29,375
     Michael D. Murphy(5)                     20,000            20,000
     John P. Bohlmann                         16,000            16,000
     George T. Huntzicker(6)                  12,000            12,000
     Cindy Pervenanze                          6,000             6,000
     James T. Evan                             3,000             3,000
     Diane W. Golden                           2,400             2,400
     David C. Lee                              2,400             2,400
     Mary Kyle                                 2,400             2,400
     Deborah J. Gray                           1,600             1,600
     Carmen L. Dennistoun                      1,600             1,600
     Leonard Boxer(7)                          4,480             4,480
     John H. Daniels(7)                        4,480             4,480
     John C. Deterding(7)                      4,480             4,480
     Gregory R. Dillon(7)                      4,480             4,480
     Thomas S. Foley(7)                        4,480             4,480
     Arch K. Jacobson(7)                       5,480             4,480
                                                               -------

     TOTAL                                                     243,655
                                                               =======
- -------------

(1) The Common Stock is being registered for the account of the Registering Stockholders who received restricted shares of Common Stock in connection with the formation of the Company and/or pursuant to the Company's 1995 Plan and the Company's Non-Employee Director's Incentive Plan. Each Registering Stockholder's holdings represent less than 1% of all outstanding shares of Common Stock of the Company.
(2) Mr. Lattin has served as President and Chief Operating Officer of the Company since October 1995.
(3) Mr. Stewart has served as Executive Vice President and Chief Financial Officer of the Company since October 1995.
(4) Mr. Ng has served as Senior Vice President-Acquisitions of the Company since October 1995.
(5) Mr. Murphy has served as Senior Vice President-Acquisitions of the Company since April 1996.
(6) Mr. Huntzicker has served as Vice President-Design and Construction of the Company since April 1996.
(7)  This individual has served a Director of the Company since October 1995.

                             PLAN OF DISTRIBUTION


Redemption Shares

    The Prospectus relates (i) to the possible issuance by the Company of the Redemption Shares if, and to the extent that, holders of the Units tender such Units for redemption and the Company elects to acquire such tendered Units for shares of Common Stock; and (ii) to the resale of the Restricted Stock by the registering Stockholder. The Company has registered the Redemption Shares for sale pursuant to certain contractual obligations, but registration of such shares does not necessarily mean that any of the Redemption Shares will be issued by the Company. The Company will not receive any proceeds from the issuance of Redemption Shares to Unitholders, although the Company will acquire Units from such Unitholders in exchange for Redemption Shares.

    The Company may from time to time issue up to 2,839,937 Redemption Shares upon the acquisition of an equivalent number of Units tendered for exchange.
The Company will acquire one Unit in exchange for each Redemption Share that the Company issues in connection with these acquisitions. Consequently, with each exchange, the Company's interest in the Operating Partnership will increase.

    All expenses incident to the offering and sale of the Redemption Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company.


Restricted Stock

    The Company will not receive any of the proceeds from the sale of the Restricted Stock. The shares of Restricted Stock offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales. The Registering Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Registering Stockholders may from time to time offer shares of Common Stock to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Registering Stockholders and/or the purchasers of the shares of Restricted Stock offered hereby for whom such underwriters, dealers or agents may act. The Registering Stockholders and any dealers or agents that participate in the distribution of the shares of Restricted Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such shares of Restricted Stock offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Registering Stockholders from sales of the shares of Restricted Stock offered by the Registering Stockholders hereby will be the purchase price of such Restricted Stock less any broker's commissions.

    To the extent required, the specific shares of Restricted Stock to be sold, the names of the Registering Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement.

    The shares of Restricted Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

    In order to company with the securities laws of certain states, if applicable, the shares of Restricted Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares of Restricted Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Restricted Stock offered hereby may not simultaneously engage in market making activities with respect to the Restricted Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Registering Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales by the Registering Stockholders.

    The Company will pay substantially all the expenses incurred by the Registering Stockholders and the Company incident to the sale of the Restricted Stock, but excluding any underwriting discounts, commissions, and transfers taxes.


                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, a limited liability partnership including professional corporations. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Goodwin, Procter & Hoar LLP. Goodwin, Procter & Hoar LLP will rely on Hunton & Williams, Richmond, Virginia as to certain matters of Virginia law.

                                    EXPERTS

    The (a) Consolidated Financial Statements of Patriot American Hospitality, Inc. as of December 31, 1995 and for the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules and (b) the Combined Financial Statements of the Initial Hotels as of December 31, 1994 and for each of the years in the two-year period ended December 31, 1994 and the period January 1, 1995 through October 1, 1995 appearing in the Company's 1995 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference herein. With respect to the Combined Financial Statements of the Initial Hotels, such report is based in part on the reports of Coopers & Lybrand, L.L.P., independent accountants, as set forth in their respective reports for Certain of the Initial Hotels and Troy Hotel Investors. The (a) Financial Statements of Buckhead Hospitality Joint Venture as of December 31, 1995 and for the year then ended, (b) the Combined Financial Statements of Gateway Hotel Limited Partnership and Wenatchee Hotel Limited Partnership as of December 31, 1995 and for the year then ended, and (c) the individual Statements of Direct Revenue and Direct Operating Expenses for each of the Plaza Park Suites Hotel and Roosevelt Hotel for the year ended December 31, 1995 appearing in the Company's Current Report on Form 8-K, dated April 2, 1996, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference herein. The Financial Statements of Metric-Holiday Ravinia Joint Venture as of December 31, 1994 and for the year then ended appearing in the Company's Current Report on Form 8-K, dated December 1, 1995, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The financial statements of CHC Lease Partners as of December 31, 1995 and the period from inception (October 2, 1995) through December 31, 1995 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Patriot American Hospitality, Inc. for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The Financial Statements of Troy Park Associates as of December 29, 1994 and for the period January 1, 1994 through December 29, 1994 and the year ended December 31, 1993 appearing in the Company's 1995 Annual Report on Form 10-K have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated by reference herein. The Financial Statements of Newporter Beach Hotel Investments L.L.C. as of December 31, 1995 and for the period from March 10, 1995 through December 31, 1995 appearing in the Company's Current Report on Form 8-K, dated April 2, 1996, as amended, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated by reference herein. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

================================================================================

    No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered Securities to which it relates.
                   ----------------------------------------

                 TABLE OF CONTENTS
                                               Page
                                               ----

Available Information.........................   2

Incorporation of Certain
  Documents by Reference......................   2

Risk Factors..................................   4

The Company...................................  12

Description of Capital Stock..................  14

Description of Units and Redemption of Units..  17

Federal Income Tax Considerations.............  23

Registering Stockholders......................  25

Plan of Distribution..........................  26

Legal Matters.................................  27

Experts.......................................  27

================================================================================

================================================================================


                               3,083,592 Shares



                               Patriot American
                               Hospitality, Inc.


                                 Common Stock

                                 ------------

                                  PROSPECTUS

                                 ------------






                                       , 1996


================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby (all amounts except the registration fee are estimated):

Registration fee..................................  $ 34,226
Printing and duplicating expenses.................     5,000
Legal fees and expenses...........................    10,000
Accountant's fees and expenses....................    15,000
Blue sky fees and expenses........................     2,500
Miscellaneous.....................................     3,274
                                                    --------

Total ............................................  $ 70,000

Item 15.  Indemnification of Directors and Officers.

      The Articles of Incorporation of the Company, generally, limit the liability of the Company's directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the Commonwealth of Virginia. The Articles of Incorporation also provide, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

      The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.


Item 16.      Exhibits.

Exhibit
Number        Exhibit
- ------        -------

   4.1        -- Article IV of the Company's Amended and Restated Articles of
                 Incorporation (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11, No. 33-94612).

   4.2        -- Articles II and VI of the Company's Amended and Restated Bylaws
                 (Incorporated by reference to Exhibit 3.4 to the Company's
                 Registration Statement on Form S-11, No. 33-94612).


   5.1        -- Opinion of Goodwin, Procter & Hoar LLP.

   8.1        -- Opinion of Goodwin, Procter & Hoar LLP as to Tax Matters.

  23.1        -- Consent of Goodwin, Procter & Hoar LLP (included in
                 Exhibits 5.1 and 8.1).

  23.2        -- Consent of Ernst & Young LLP.


  23.3        -- Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida.

  23.4        -- Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania.

  23.5        -- Consent of Coopers & Lybrand L.L.P., Newport Beach, California.

  23.6        -- Consent of Price Waterhouse LLP.

  24.1        -- Powers of Attorney (included on Signature Pages to the
                 Registration Statement).

Item 17.  Undertakings.

       (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 27th day of September, 1996.


                                             PATRIOT AMERICAN HOSPITALITY, INC.

                                             By: /s/ Paul A. Nussbaum
                                                --------------------------------
                                                Paul A. Nussbaum
                                                Chairman of the Board and
                                                Chief Executive Officer


                               POWER OF ATTORNEY


    Each person whose signature appears below hereby constitutes and appoints Paul A. Nussbaum and Rex E. Stewart and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicted on the 27th day of September, 1996.


       Signature                Title                       Date
       ---------                -----                       ----


/s/ Paul A. Nussbaum    Chairman of the Board and       September 27, 1996
- ---------------------
Paul A. Nussbaum         Chief Executive Officer
                         (Principal Executive
                         Officer)


/s/ Rex E. Stewart      Executive Vice President and    September 27, 1996
- ---------------------
Rex E. Stewart           Chief Financial Officer
                         (Principal Financial and
                         Accounting Officer)


/s/ Leonard Boxer       Director                        September 27, 1996
- ---------------------
Leonard Boxer

/s/ John H. Daniels     Director                        September 27, 1996
- ---------------------
John H. Daniels


/s/ John C. Deterding   Director                        September 27, 1996
- ---------------------
John C. Deterding


                        Director
- ---------------------
Gregory R. Dillon


/s/ Thomas S. Foley     Director                        September 27, 1996
- ---------------------
Thomas S. Foley


/s/ Arch K. Jacobson    Director                        September 27, 1996
- ---------------------
Arch K. Jacobson

                               INDEX TO EXHIBITS

Exhibit
Number      Exhibit
- ------      -------

  4.1       -- Article IV of the Company's Amended and Restated Articles of
               Incorporation (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11, No. 33-94612).

  4.2       -- Articles II and VI of the Company's Amended and Restated Bylaws
               (Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-11, No. 33-94612).

  5.1       -- Opinion of Goodwin, Procter & Hoar LLP.

  8.1       -- Opinion of Goodwin, Procter & Hoar LLP as to Tax Matters.

 23.1       -- Consent of Goodwin, Procter & Hoar LLP (included in
               Exhibits 5.1 and 8.1).

 23.2       -- Consent of Ernst & Young LLP.

 23.3       -- Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida.

 23.4       -- Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania.

 23.5       -- Consent of Coopers & Lybrand L.L.P., Newport Beach, California.

 23.6       -- Consent of Price Waterhouse LLP.

 24.1       -- Powers of Attorney (included on Signature Pages to the
               Registration Statement).